CFO Commentary on Second Quarter Fiscal Year 2015 Results

Q2 FY 2015 Summary

GAAP Quarterly Financial Comparison
($ in millions except earnings per share)	Q2 FY15	Q1 FY15	Q2 FY14	Q/Q	Y/Y
Revenue	$1,103	$1,103	$977	flat	up 13%
Gross margin	56.1%	54.8%	55.8%	up 130 bps	up 30 bps
Operating expenses	$456	$453	$440	up 1%	up 4%
Net income	$128	$137	$96	down 6%	up 33%
Diluted earnings per share	$0.22	$0.24	$0.16	down 8%	up 38%

Non-GAAP Quarterly Financial Comparison
($ in millions except earnings per share)	Q2 FY15	Q1 FY15	Q2 FY14	Q/Q	Y/Y
Revenue	$1,103	$1,103	$977	flat	up 13%
Gross margin	56.4%	55.1%	56.3%	up 130 bps	up 10 bps
Operating expenses	$411	$411	$401	flat	up 2%
Net income	$173	$166	$133	up 4%	up 30%
Diluted earnings per share	$0.30	$0.29	$0.23	up 3%	up 30%

Revenue

GAAP Quarterly Revenue Comparison
($ in millions)	Q2 FY15	Q1 FY15	Q2 FY14	Q/Q	Y/Y
GPU	$878	$898	$858	down 2%	up 2%
Tegra Processor	159	139	53	up 14%	up 200%
Other	66	66	66	-	-
Total	$1,103	$1,103	$977	flat	up 13%

Revenue of $1.10 billion for the second quarter of fiscal 2015 grew 13 percent year over year. Growth was driven by Tegra® Processor sales, GeForce® GPUs for gaming, and Tesla® and NVIDIA GRID™ for datacenter and cloud workloads.
Revenue from GeForce GPUs for gaming desktops and notebooks grew 10 percent, fueled by continued strength in PC gaming, including the recently released GeForce® GTX™ 750 and GTX 750 Ti, Maxwell™-based GPUs. Tesla and NVIDIA GRID for datacenter and high performance computing increased significantly amid VDI deployments and large project wins with cloud service providers, as well as high-end education and government customers. Quadro® revenue increased, with particularly strong growth in mobile workstations.
Tegra Processor sales grew 200 percent from a year ago led by mobile devices and automobile infotainment systems. Revenue from Tegra processors for automobiles grew 74 percent year over year.
Revenue was flat from the first quarter of fiscal 2015. The GPU business declined 2 percent sequentially due to the seasonal decline of consumer PCs, partially offset by continued strong demand for GeForce GPUs for gaming. Quadro, Tesla and GRID revenue all increased driven by continued strong growth in GPU acceleration opportunities, VDI deployments, and professional visualization and design on mobile workstations. Tegra Processor sales increased led by phones, tablets and auto infotainment systems.
License revenue from our patent license agreement with Intel was $66 million.

Gross Margin

GAAP gross margin was a record 56.1 percent, up 30 basis points year over year and up 130 basis points sequentially. Non-GAAP gross margin was a record 56.4 percent, up 10 basis points year over year and up 130 basis points sequentially. The increases reflected continued strength in our GPU margins for PC, datacenter and cloud platforms, partially offset by the increased volume in Tegra processors.

Expenses and Other

GAAP operating expenses for the second quarter were $456 million, in line with our outlook provided at the beginning of the quarter and essentially flat from the prior quarter’s $453 million. Non-GAAP operating expenses were $411 million, flat from the prior quarter. GAAP operating expenses were up 4 percent from the prior year’s second quarter and non-GAAP operating expenses were up 2 percent from the prior year’s second quarter.

The operating expense discipline reflects continued management of our investments in both R&D and capital expenditures to enhance our return on invested capital. Operating expenses grew year over year due to employee additions, employee compensation increases and related costs, partially offset by lower engineering development related costs.

Operating Income, OI&E, and Taxes

GAAP operating income was $163 million, up 55 percent from the prior year’s second quarter, reflecting strong revenue growth from higher margin GPUs and contained operating expenses. GAAP operating income was also up from the first quarter of fiscal 2015 due to improved gross margins and flat operating expenses.

Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible debt, and other operating gains and losses. OI&E was a net $9 million of expense, inclusive of $12 million of interest expense associated with our convertible debt and $3 million of loss from a non-affiliated investment.

GAAP income tax expense was $27 million, or an effective tax rate of 17 percent, inclusive of $1 million in discrete tax items. Non-GAAP income tax expense was $38 million, or an effective tax rate of 18 percent. Our effective tax rates for the quarter were higher than the prior year’s 14 percent due to the absence of the U.S. federal R&D tax credit.

Net Income and EPS

GAAP net income was $128 million, up 33 percent from a year earlier, driven by increased operating profit from strong revenue and margins. GAAP earnings per diluted share of $0.22 increased 38 percent from $0.16 per diluted share in the year-ago quarter, reflecting net income growth and share repurchases. GAAP net income and EPS was down from the previous quarter, driven by higher operating profits, offset by the absence of an investment gain in the prior quarter.

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the quarter were $4.39 billion, compared with $4.35 billion at the end of the first quarter, primarily related to our cash flow from operations, partially offset by dividends paid during the quarter.

During the second quarter, we paid $47 million in cash dividends and received 6.8 million shares under the $500 million structured repurchase agreement we entered into in the first quarter. During the first quarter, we had paid $47 million in cash dividends and had received 20.6 million shares under the agreement. As a result, during the first half, we have returned $594 million of the $1 billion we intend to return to shareholders in fiscal 2015.

Accounts receivable at the end of the quarter were $470 million, up $74 million from the prior quarter. The increase was primarily due to less linear second quarter shipments compared to the first quarter. DSO at quarter-end was 39 days, up from 33 days in the prior quarter, and flat from the second quarter of fiscal 2014.

Inventory at the end of the quarter was $387 million, down $6 million from $393 million in the prior quarter, and up $9 million from $378 million a year earlier. The sequential decrease includes the ramping of Tegra processor products and products based on new GPU architectures, which were more than offset by decreases in products based on previous-generation architectures. DSI at quarter-end was 73 days, up from 72 days in the prior quarter, and down from 80 days in the prior year.

Cash flow from operating activities was $96 million, down from $151 million in the prior quarter and flat from $96 million a year earlier. The sequential decrease was primarily due to higher levels of accounts receivable and lower payables than the prior quarter. Compared to the year ago quarter, the operating cash flow reflected higher net income from improved gross profit and contained operating expenses, offset by lower payables outstanding.

Free cash flow was $74 million in the second quarter, compared with $11 million a year earlier and $122 million in the previous quarter.

Depreciation and amortization expense for the second quarter amounted to $56 million. Capital expenditures were $23 million, below our expectations of $40 million.

Segment Definitions

The GPU business leverages our GPU technology to target multiple end markets. It comprises four primary product lines: GeForce® for desktop and notebook PCs; Quadro® for professional workstations; Tesla® for high-performance computing; and NVIDIA GRID™ for cloud-enabled graphics solutions. It also includes other related products, licenses and revenue supporting the GPU business, such as memory products.

The Tegra® Processor business comprises product lines primarily based on our Tegra SOC and modem processor technologies including Tegra for smartphones and tablets; automotive computers, including infotainment and navigation systems; and gaming devices, including the SHIELD™ tablet and portable, and Tegra Note™. It also includes other related products, licenses and revenue supporting the Tegra Processor business - such as Icera® baseband processors and RF transceivers, embedded products, and license and other revenue associated with game consoles.

The Other category includes licensing revenue from our patent cross-license agreement with Intel.

Third Quarter Outlook

Our outlook for the third quarter of fiscal 2015 is as follows:

•	Revenue is expected to be $1.20 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 55.2 percent and 55.5 percent, respectively, plus or minus 50 basis points.

•	GAAP operating expenses are expected to be approximately $463 million; non-GAAP operating expenses are expected to be approximately $416 million.

•
GAAP and non-GAAP tax rates for the third quarter and annual fiscal 2015 are both expected to be 19 percent, plus or minus one percentage point. This estimate excludes any discrete tax events that may occur during a quarter which, if realized, may increase or decrease our actual effective tax rates in such quarter.

•	Capital expenditures are expected to be approximately $40 million to $50 million.

______________
For further information, contact:

Chris Evenden	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 627-0608	(408) 566-5150
cevenden@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income and expense, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, legal settlements, acquisition-related costs, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: continued strength in PC gaming; continued demand for gaming notebooks; continued strong demand for GeForce GPUs for gaming; continued strong growth in GPU acceleration opportunities, VDI deployments, and professional visualization and design on mobile workstations; continued strength in our GPU margins for PC, datacenter and cloud platforms; continued management of our investments in R&D and capital expenditures; the $1 billion we intend to return to shareholders in fiscal 2015; the company’s financial outlook for the third quarter of fiscal 2015; and the company’s tax rate for the third quarter and fiscal 2015 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended April 27, 2014. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2014 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, GTX, Quadro, Tegra, Tegra Note, Tesla, Maxwell, NVIDIA GRID, and SHIELD, are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	July 27,	April 27,	July 28,	July 27,	July 28,
	2014	2014	2013	2014	2013

GAAP gross profit	$618,974	$604,202	$545,538	$1,223,176	$1,064,106
GAAP gross margin	56.1%	54.8%	55.8%	55.5%	55.1%
Stock-based compensation expense included in cost of revenue (A)	2,656	2,919	2,168	5,575	4,821
Legal settlement	—	—	2,290	—	2,290
Non-GAAP gross profit	$621,630	$607,121	$549,996	$1,228,751	$1,071,217
Non-GAAP gross margin	56.4%	55.1%	56.3%	55.7%	55.4%

GAAP operating expenses	$455,795	$452,843	$440,004	$908,638	$875,791
Stock-based compensation expense included in operating expense (A)	(35,759)	(32,602)	(30,227)	(68,361)	(60,971)
Acquisition-related costs (B)	(9,173)	(9,441)	(8,964)	(18,614)	(17,825)
Non-GAAP operating expenses	$410,863	$410,800	$400,813	$821,663	$796,995

GAAP other income (expense), net	$(8,554)	$11,923	$6,286	$3,369	$11,567
Gains and losses from non-affiliated investments	2,500	(16,982)	—	(14,482)	—
Interest expense related to amortization of debt discount	6,973	6,901	—	13,874	—
Non-GAAP other income (expense), net	$919	$1,842	$6,286	$2,761	$11,567

GAAP net income	$127,976	$136,516	$96,448	$264,492	$174,339
Total pre-tax impact of non-GAAP adjustments	57,061	34,881	43,649	91,942	85,907
Income tax impact of non-GAAP adjustments	(11,606)	(5,342)	(6,767)	(16,948)	(13,115)
Non-GAAP net income	$173,431	$166,055	$133,330	$339,486	$247,131

Diluted net income per share
GAAP	$0.22	$0.24	$0.16	$0.46	$0.29
Non-GAAP	$0.30	$0.29	$0.23	$0.59	$0.41

Shares used in diluted net income per share computation	570,572	570,422	592,006	570,599	606,051

Metrics:
GAAP net cash flow provided by operating activities	$96,282	$151,022	$96,469	$247,304	$272,119
Purchase of property and equipment and intangible assets	(22,527)	(29,068)	(84,986)	(51,595)	(150,653)
Free cash flow	$73,755	$121,954	$11,483	$195,709	$121,466

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Six Months Ended
	July 27,	April 27,	July 28,	July 27,	July 28,
	2014	2014	2013	2014	2013
Cost of revenue	$2,656	$2,919	$2,168	$5,575	$4,821
Research and development	$21,462	$20,494	$18,555	$41,956	$40,490
Sales, general and administrative	$14,297	$12,108	$11,672	$26,405	$20,481

(B) Consists of amortization of acquisition-related intangible assets, transaction costs, compensation charges, and other credits related to acquisitions.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q3 FY2015 Outlook
GAAP gross margin	55.2%
Impact of stock-based compensation	0.3%
Non-GAAP gross margin	55.5%

Q3 FY2015 Outlook
(In millions)

GAAP operating expenses	$463
Stock-based compensation expense and acquisition-related costs	(47)
Non-GAAP operating expenses	$416